EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-158354 and 333-158353 and Forms S-8 No. 333-144636, 333-153176 and 333-164883) of Insulet Corporation and in the related Prospectus of our reports dated March 10, 2011, with respect to the consolidated financial statements and schedule of Insulet Corporation, and the effectiveness of internal control over financial reporting of Insulet Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 10, 2011